Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Ross Stores, Inc. on Form S-8 pertaining to the Amended and Restated 1992 Stock Option Plan, the Third Amended and Restated Ross Stores, Inc. 1988 Restricted Stock Plan and the Third Amended and Restated Ross Stores, Inc. Employee Stock Purchase Plan of our report dated March 15, 1995, appearing in the Annual Report on Form 10-K of Ross Stores, Inc. for the year ended January 28, 1995.


Deloitte & Touche LLP
San Francisco, California

July 21, 1995